Exhibit 99.1

Wayside Technology Group, Inc. Reports 2017 Fourth Quarter & Full Year Results

and Declares Quarterly Dividend

Jeffrey R. Geygan Appointed to Board of Directors

Provides Expected Adjustments Related to Adoption of New Revenue Standard Effective January 1, 2018

	Q4 2017:	Year 2017:
Net Sales:	$127.0 million	$449.4 million
Income from operations:	$2.5 million	$7.8 million
Net income:	$1.1 million	$5.1 million
Diluted earnings per share:	$0.25 per share	$1.13 per share

Dividend declared - $0.17 per share

EATONTOWN, NJ, February 27, 2018 – Wayside Technology Group, Inc. (NASDAQ: WSTG) today announced financial results for the fourth quarter and year ended December 31, 2017.    The results will be discussed in a conference call to be held on Wednesday, February 28, 2018 at 10:00 a.m. EST.  The dial-in telephone number is (844) 683-0552 and the pass code is “WSTG.”  This conference call will be webcast by NASDAQ OMX and can be accessed at Wayside Technology’s website at www.waysidetechnology.com/site/content/webcasts.

“2017 was another strong year for Wayside, especially as compared to a strong 2016. While our contribution from extended payment sales was down versus the prior year, we view these transactions as an opportunistic way to deploy excess cash resources when they are available, which varies from period to period.” said Simon F. Nynens, Chairman and Chief Executive Officer. “We are excited about the recent additions of Dale Foster and Charles Bass to our management team, as well as the addition of Jeff Geygan to our Board.”

2017 net income includes income tax charges of $0.2 million resulting from the revaluation of deferred tax assets and transition tax for foreign unrepatriated earnings under the 2017 Tax Cuts and Jobs plan and approximately $0.4 million related to a provision for state taxes for states with economic nexus statutes and other adjustments. These adjustments impact diluted earnings per share by approximately $0.14. The Tax Cuts and Jobs Act of 2017 is expected to reduce our effective tax rate in 2017 to a range of 24%-26%.

The Company paid $3.1 million in dividends and utilized $3.0 million in stock buybacks during 2017. Stockholders’ equity was $38.7 million at December 31, 2017 compared to $37.6 million at December 31, 2016. Total working capital plus accounts receivable-long term was $36.5 million at December 31, 2017, compared to $35.1 million at December 31, 2016. Cash and cash equivalents was $5.5 million at December 31, 2017 and $13.5 million at December 31, 2016, representing 14% and 36% of equity, respectively.

Jeffrey R. Geygan joins our Board of Directors effective today, February 27, 2018. Jeffrey is President and CEO of Global Value Investment Corp., an investment research and advisory services firm he founded in 2007. The firm manages assets for individual and institutional clients across the United Sates while investing on a global basis. Prior to founding Global Value Investment Corp., Mr. Geygan served as a

Senior Portfolio Manager at UBS Financial Services, Inc. He has over 30 years of experience in the finance industry and is an expert in financial statement analysis.

Mr. Geygan has taught undergraduate and graduate-level courses at IE University in Madrid, Spain, the University of Wisconsin – Milwaukee Lubar School of Business, and the College of Charleston. He is a frequent speaker at a variety of academic institutions. He serves on the Advisory Board of the University of Wisconsin – Madison Department of Economics as well as the Service Heat Treat Corporation, a Milwaukee, WI based industrial business. Mr. Geygan earned a Bachelor of Arts degree in economics from the University of Wisconsin – Madison.

“I am excited to join the board of Wayside and contribute to the success of the organization as it manages the challenges of future growth and profitability.” said Mr Geygan. Simon Nynens added “I am looking forward to the insights Jeff provides from the perspective of an investor in our company as we strive to build long term value for our stakeholders.”

Operating Results:

Net sales for the quarter ended December 31, 2017 increased 6% to $127 million compared to $120 million for the same period in 2016. Lifeboat Distribution segment net sales for the quarter ended December 31, 2017 increased 14% to $117 million, compared to $102 million for the same period in 2016. TechXtend segment net sales for the quarter ended December 31, 2017 decreased 44% to $10 million, compared to $18 million for the same period in 2016. The decrease in TechXtend sales was primarily driven by extended payment term sales.

Net sales for the year ended December 31, 2017 increased 7% to $449 million compared to $418 million for the same period in 2016. Lifeboat Distribution segment net sales for the year ended December 31, 2017, increased 13% to $417 million, compared to $370 million for the same period in 2016. TechXtend segment net sales during the year ended December 31, 2017 decreased 34% to $32 million, compared to $49 million, for the same period in 2016.

Gross profit for the quarter ended December 31, 2017 decreased 6% to $7.5 million compared to $8.0 million for the same period in 2016. Lifeboat Distribution segment gross profit for the quarter ended December 31, 2017 increased slightly to $6.3 million, compared to $6.2 million in the same period in 2016. TechXtend segment gross profit for the fourth quarter of 2017 decreased 34% to $1.2 million, compared to $1.8 million in 2016.

Gross profit for the year ended December 31, 2017 decreased 1% to $27.1 million, compared to $27.3 million for the same period in 2016. Lifeboat Distribution segment gross profit for the year ended December 31, 2017 increased 4% to $23.2 million, compared to $22.3 million for the same period in 2016. TechXtend gross profit decreased 22% to $3.9 million compared to $5.0 million in the prior year due to decreased extended payment term sales.

Gross profit margin (gross profit as a percentage of net sales) for the year ended December 31, 2017 decreased by 0.5 percentage points to 6.0%, compared to 6.5% for the year ended December 31, 2016. Lifeboat Distribution segment gross profit margin for the year ended December 31, 2017 decreased by 0.4 percentage points to 5.6%, compared to 6.0% for the year ended December 31, 2016. TechXtend segment gross profit margin for the year ended December 31, 2017 increased 2.0 percentage points to 12.2%, compared to 10.2% for the year ended December 31, 2016.

Total selling, general, and administrative (“SG&A”) expenses for the quarter ended December 31, 2017 decreased slightly to $5.0 million, compared to $5.1 million for the same quarter of 2016 due to lower personnel related expenses. Total SG&A expenses for the year ended December 31, 2017 increased 3% to $19.3 million, compared to $18.7 million in the same period in 2016. The increase in general and administrative expenses is primarily due to higher employee related and other expenses to support our growth and compliance as a public company. SG&A expenses as a percentage of net sales were 4.3% in 2017 compared to 4.5% in 2016.

For the fourth quarter and year ended December 31, 2017, the Company recorded a provision for income taxes of $1.6 million and $3.5 million, respectively, compared to $1.0 and $3.0 in the prior year. The 2017 tax expense includes charges of $0.2 million resulting from the revaluation of deferred tax assets and transition tax for foreign unrepatriated earnings under the Tax Cuts and Jobs Act of 2017, and approximately $0.4 million related to a provision for state taxes for states with economic nexus statutes and other adjustments. The new US tax law is expected to significantly benefit the 2018 tax rate, with an expected adjusted tax rate of approximately 24% to 26%.

Net income for the quarter ended December 31, 2017 decreased 43% to $1.1 million compared to $2.0 million during the prior year. Net income for the year ended December 31, 2017 decreased 14% to $5.1 million compared to $5.9 million during the prior year. The decrease in earnings was primarily due to the income tax charges and the decline in gross margin from our TechXtend segment, resulting from lower extended payment term sales discussed above.

Diluted earnings per share for the quarter ended December 31, 2017 decreased 42% to $0.25, compared to $0.43 for the same period in 2016.  Diluted earnings per share for the year ended December 31, 2017 decreased 10% to $1.13, compared to $1.25, for the year ended December 31, 2016, on a restated basis.

On February 26, 2018, the Board of Directors declared a quarterly dividend of $0.17 per share of its common stock payable March 12, 2018 to shareholders of record on March 5, 2018.

Adjustments to Historical results upon Retrospective adoption of ASC 606, Revenue from Contracts with Customers

The Company will adopt ASC 606, Revenue from Contracts with Customers effective January 1, 2018 using the retrospective adoption method. Under the retrospective adoption method, the Company will present revenue for current and comparative periods on an adjusted basis, reflecting the new accounting standard. The most significant impact of adopting the standard relates to the recognition of revenue for third party subscriptions, maintenance and services net of the related cost of sales. Historically the Company has accounted for most sales on a gross basis, with third party costs included in cost of sales.

The change from gross sale to net reporting has no impact on gross profit, net income or cash flows though it will increase gross profit as a percentage of sales. The adoption of the standard is expected to result in a reduction of revenue, and corresponding reduction of cost of sales of $288.8 million, $253.5 million and $218.4 million for 2017, 2016 and 2015, respectively. The attached tables present the expected impact of the adoption on historical results for 2017, 2016 and 2015 as if the standard had been adopted in the earliest period presented. Additional information will be available in the Company’s annual report filed on Form 10K with the Securities and Exchange Commission.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers including Bluebeam Software, Dell/Dell Software, erwin, ExaGrid Systems, Flexera Software, Hewlett Packard, Infragistics, Intel Software, Lenovo, Micro Focus, Microsoft, Mindjet, Samsung, SmartBear Software, SolarWinds, Sophos, StorageCraft Technology, Super Micro Computer, Inc., TechSmith, Unitrends, Veeam Software and VMware.

Additional information can be found by visiting www.waysidetechnology.com

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

–Tables Follow –

Investor Relations Contact:

Michael Vesey, Vice President and Chief Financial Officer

Wayside Technology Group, Inc.

(732) 389-0932

michael.vesey@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	December 31,	December 31,
	2017	2016
	(unaudited)
ASSETS

Current assets
Cash and cash equivalents	$5,530	$13,524
Accounts receivable, net of allowances of $2,102 and $2,293, respectively	76,937	83,768
Inventory, net	2,794	2,324
Vendor prepayments	6,837	—
Prepaid expenses and other current assets	993	948
Total current assets	93,091	100,564

Equipment and leasehold improvements, net	1,828	1,937
Accounts receivable long-term	7,437	10,668
Other assets	231	113
Deferred income taxes	138	416

Total assets	$102,725	$113,698

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$64,013	$76,087
Total current liabilities	64,013	76,087

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,454,829 and 4,555,434 shares, respectively	53	53
Additional paid-in capital	31,257	30,683
Treasury stock, at cost, 802,671 and 729,066 shares, respectively	(14,207)	(12,029)
Retained earnings	22,522	20,515
Accumulated other comprehensive loss	(913)	(1,611)
Total stockholders’ equity	38,712	37,611
Total liabilities and stockholders’ equity	$102,725	$113,698

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

( Amounts in thousands, except per share data)

	Year ended		Three months ended
	December 31,		December 31,
	2017	2016	2017	2016
	(Unaudited )		(Unaudited )
Revenues
Lifeboat segment	$417,427	$369,519	$117,082	$102,406
TechXtend segment	31,952	48,612	9,873	17,559
Total Revenue	449,379	418,131	126,955	119,965

Cost of sales
Lifeboat segment	394,244	347,170	110,771	96,197
TechXtend segment	28,059	43,630	8,682	15,762
Total Cost of sales	422,303	390,800	119,453	111,959

Gross Profit	27,076	27,331	7,502	8,006

Operating expenses
Selling costs	9,831	9,576	2,327	2,582
Share- based compensation	1,512	1,666	486	498
Other general and administrative expenses	7,920	7,473	2,189	2,068
Total Selling, general and administrative expenses	19,263	18,715	5,002	5,148

Income from operations	7,813	8,616	2,500	2,858

Interest, net	699	318	232	135
Foreign currency translation gain (loss)	41	(1)	18	(1)
Income before provision for income taxes	8,553	8,933	2,750	2,992
Provision for income taxes	3,491	3,032	1,622	1,025

Net income	$5,062	$5,901	$1,128	$1,967

Income per common share - Basic	$1.13	$1.25	$0.25	$0.43
Income per common share - Diluted	$1.13	$1.25	$0.25	$0.43

Weighted average common shares outstanding - Basic (1)	4,299	4,503	4,288	4,402
Weighted average common shares outstanding - Diluted (1)	4,299	4,503	4,288	4,402

Dividends per common share	$0.68	$0.68	$0.17	0.17

NOTE 1: Earnings per share for the year and three months ended December 31, 2016 were recalculated and restated using the two class method, to be presented on a comparable basis with the same periods in 2017. In 2017 the Company determined it should be reporting earnings per share using the two class method, which treats unvested restricted shares granted under our 2012 Stock-Based Compensation Plan that are entitled to receive non-forfeitable dividends as participating securities. The change had an immaterial impact on previously reported earnings per share (and no net income impact), however, the amounts presented in these tables have been re-stated to correct the error in prior periods for comparability purposes.

The table below shows basic and diluted EPS as previously reported and as restated ( see NOTE 1):

	Year ended	Three months ended
	December 31,	December 31,
	2016	2016
As Previously Reported:
Income per common share - Basic	$1.31	$0.45
Income per common share - Diluted	$1.31	$0.45

Weighted average common shares outstanding - Basic	4,503	4,402
Weighted average common shares outstanding - Diluted	4,514	4,411

As Restated:
Income per common share - Basic	$1.25	$0.43
Income per common share - Diluted	$1.25	$ ,43

Weighted average common shares outstanding – Basic	4,503	4,402
Weighted average common shares outstanding – Diluted	4,503	4,402

Adjusted Historical Operating Results reflecting adjustment for the expected impact of adoption of ASC 606, as if it had been adopted at the beginning of the earliest year presented:

	Year Ended December 31, 2017- (Unaudited)
		Expected
		Impact of
	As Reported	Adoption	As Adjusted
	(in thousands, except per share data)
Net Sales	$449,379	$(288,812)	$160,567
Cost of Sales	422,303	(288,812)	133,491
Gross profit	$27,076	$—	$27,076
Income from operations	$7,813	$—	$7,813
Net Income	$5,062	$—	$5,062
Basic and diluted income per common share	$1.13	$—	$1.13

	Year Ended December 31, 2016- ( Unaudited)
		Expected
		Impact of
	As Reported	Adoption	As Adjusted
	(in thousands, except per share data)
Net Sales	$418,131	$(253,522)	$164,609
Cost of Sales	390,800	(253,522)	137,278
Gross profit	$27,331	$—	$27,331
Income from operations	$8,616	$—	$8,616
Net Income	$5,901	$—	$5,901
Basic and diluted income per common share	$1.25	$—	$1.25

	Year Ended December 31, 2015- ( Unaudited)
		Expected
		Impact of
	As Reported	Adoption	As Adjusted
	(in thousands, except per share data)
Net Sales	$382,090	$(218,356)	$163,734
Cost of Sales	355,517	(218,356)	137,161
Gross profit	$26,573	$—	$26,573
Income from operations	$8,510	$—	$8,510
Net Income	$5,830	$—	$5,830
Basic and diluted income per common share	$1.22	$—	$1.22